Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Jiuzi Holdings, Inc.

We hereby consent to the incorporation by reference of our report, dated March 15, 2023, which appears in the registration statement on Form F-3 filed with the U.S. Securities Exchange Commission (“SEC”) on November 3, 2025 relating to the audit of the consolidated balance sheets of Jiuzi Holdings, Inc. (the “Company”) as of October 31, 2022, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity, and cash flows for year ended October 31, 2022, and the related notes (collectively referred to as the financial statements).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 3, 2025	Certified Public Accountants
PCAOB ID: 1171